Exhibit 99.1
FOR IMMEDIATE RELEASE
                                                                                         Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES SECOND QUARTER EARNINGS

Houston (August 11, 2006) -- Adams Resources & Energy, Inc., (AMEX-AE), announced second quarter 2006 unaudited net earnings of $4,038,000 or $.96 per common share. Revenues for the quarter totaled $595,000,000. Current earnings compare to unaudited second quarter 2005 net earnings of $1,886,000 or $.44 per common share. For the six-months ended June 30, 2006, net earnings were $7,682,000 or $1.82 per common share. Net cash flow provided by operating activities totaled $13,477,000 for the six months ended June 30, 2006.

Chairman K. S. “Bud” Adams, Jr. attributed the earnings improvement to increased crude oil and natural gas prices. Average crude oil prices increased 35% to $67.88 per barrel while average natural gas prices rose 4% to $7.27 per mcf for the Company’s production. Rising prices also contributed approximately $1 million to pre-tax earnings as a result of liquidating crude oil inventories into a relatively higher priced market.

A summary of operating results is as follows:

	Second Quarter
	2006	2005

Operating Earnings
Marketing	$3,706,000	$2,165,000
Transportation	1,974,000	1,825,000
Oil and gas	2,140,000	1,193,000
General & administrative expenses	(2,004,000)	(2,383,000)
	5,816,000	2,800,000
Interest, net	120,000	6,000
Income tax provision	(1,898,000)	(957,000)
Earnings from continuing operations	4,038,000	1,849,000
Earnings from discontinued operations	-	37,000

Net earnings	$4,038,000	$1,886,000

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility and (q) successful completion of drilling activity. These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$1,083,028	$1,069,838	$595,000	$542,195

Costs, expenses and other	(1,071,538)	(1,062,559)	(589,064)	(539,389)
Income tax provision	(3,808)	(2,520)	(1,898)	(957)

Earnings from continuing operations	7,682	4,759	4,038	1,849

Earnings from discontinued operation	-	(22)	-	37

Net earnings	$7,682	$4,737	$4,038	$1,886

Earnings (loss) per share
From continuing operations	$1.82	$1.13	$.96	$.43
From discontinued operation	-	(.01)	-	.01
Basic and diluted net earnings per
common share	$1.82	$1.12	$.96	$.44

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2006	2005

ASSETS
Cash	$21,886	$18,817
Other current assets	238,332	251,633
Total current assets	260,218	270,450

Net property & equipment	42,860	39,896
Other assets	2,909	2,316
	$305,987	$312,662

LIABILITIES AND EQUITY
Total current liabilities	$217,597	$231,129
Long-term debt	9,500	11,475
Deferred taxes and other	5,552	4,402
Shareholders’ equity	73,338	65,656
	$305,987	$312,662